Exhibit 99.1

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765     Fax: (800) 325-5052 (314) 771-5757

From: Jai P. Nagarkatti,	For questions, contact:
Chairman, President and CEO	Kirk A. Richter,
Vice President and Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE -St. Louis, MO., October 21, 2010

SIGMA-ALDRICH (NASDAQ:SIAL) REPORTS Q3 2010 DILUTED EPS OF $0.76.

DILUTED EPS INCREASED BY 9% AND 19% ON A REPORTED AND ADJUSTED BASIS,

RESPECTIVELY. Q3 SALES PERFORMANCE REMAINS STRONG;

FULL YEAR 2010 DILUTED ADJUSTED EPS OUTLOOK RAISED TO $3.20 - $3.28.

HIGHLIGHTS:

2010 Results (all percentages are to comparable periods in 2009)

•

Q3 2010 reported sales increased 5% to $563 million. Excluding foreign currency exchange rates changes, Q3 sales grew organically by 7%. Reported sales growth for SAFC (Fine Chemicals) and Research Products increased 12% and 3%, respectively. Organic sales growth for SAFC and Research Products increased 14% and 5%, respectively.

•	Q3 2010 reported diluted EPS increased 9% to $0.76. Excluding restructuring and impairment costs of $0.07, adjusted diluted EPS was $0.83.

•	YTD 2010 net cash provided by operating activities was $397 million and free cash flow was $332 million.

2010 Outlook (all percentages are compared to full year 2009 results)

•

Organic sales growth for the full year is expected to meet the Company’s previously forecasted increase in a mid-single digit range. At current exchange rates, currency is not expected to have a significant impact on full year reported sales.

•	Diluted adjusted EPS forecast for 2010 (excluding restructuring and impairment charges) raised to $3.20-$3.28 from prior guidance of $3.05 to $3.20. See 2010 Outlook below.

•	Net cash provided by operating activities is expected to exceed $480 million for 2010. Free cash flow expectation for 2010 increased by $10 million to in excess of $360 million.

CEO’s STATEMENT:

Commenting on third quarter 2010 performance, Chairman, President and CEO Jai Nagarkatti said: “Our earnings for the third quarter of 2010 continued the strong performance achieved in the earlier quarters of 2010, driving our adjusted diluted EPS for the first nine months of the year up by 20% over the comparable prior year level. Our third quarter sales growth for SAFC again improved over prior 2010 quarterly gains. Each of our research initiatives in analytical, biology and materials science products also made a positive contribution to our sales growth.

Our SAFC business continued its strong quarterly sales performance with another double digit percentage organic sales increase in 2010’s third quarter, with continued strong growth of materials and precursors for semi-conductor and L.E.D. applications, industrial cell culture media for biological drugs and improved growth in the sale of bulk chemical products for development and manufacturing. Each of our Research business units had organic sales growth in 2010’s third quarter that was largely equivalent to or exceeded results in this year’s first half driven in part by continued strength in non-European international markets.”

Nagarkatti continued, “We’ve increased our adjusted diluted EPS for 2010 to a new range of $3.20 to $3.28, fully expecting to deliver another record year of earnings in 2010. We reaffirm our mid-single digit percentage organic sales growth expectation for the full year of 2010. We expect to deliver improved profit margins driven by our sales expectation, ability to effectively manage costs and a weaker than anticipated U. S. dollar.”

2010 RESULTS:

Reported sales for the third quarter of 2010 were $563 million, an increase of 5% from the third quarter of 2009. Excluding a 2% impact from unfavorable currency rates, third quarter organic sales growth was 7%, consistent with the organic sales growth achieved in 2010’s second quarter and above the first quarter organic sales growth of 4%. Sales for the Company’s Research business grew 5% on a currency adjusted basis for the third quarter of 2010, driven primarily by volume growth in each of the three geographic regions. Third quarter sales for the Company’s SAFC business grew 14% on a currency adjusted basis, with sales growth improving over the prior quarters of the year as sales of our Supply Solutions, Bioscience and Hitech products again reflected stronger demand. A reconciliation of reported to adjusted (organic) sales is on page 8.

The operating income margin in the third quarter of 2010 was 23.4% of sales. Excluding restructuring and impairment costs, the operating income margin in the third quarter of 2010 would have been 25.4%, an increase of 260 basis from 2009’s third quarter. Gross margin of 52.9% was up 330 basis points due to our ability to enhance margins from higher sales volumes, currency benefits and favorable product mix. This improvement was partially offset by higher S,G&A costs, primarily from variable incentive compensation costs related to the improved financial performance. The pretax restructuring costs of $4 million related to the previously announced consolidation of certain manufacturing facilities in the U.S. and Europe. These restructuring actions reflect the Company’s efforts to improve operating efficiencies and lower the fixed cost structure as part of its longer term goal to improve operating margins to a 26% to 27% range. The pretax impairment cost of $7 million related to the reduction in the value of a long-term investment.

Free cash flow (defined on page 7) for the first nine months of 2010 was $332 million, an increase of $58 million compared to the same period in 2009. Higher net income and lower capital expenditures were the primary contributors to this increase. A reconciliation of net cash provided by operating activities to free cash flow is on page 9.

Other highlights from global sales growth initiatives and profit enhancement activities include:

•

Worldwide sales of research products through the Company’s award winning web site increased to a record 49% for the third quarter of 2010 and 48% for the first nine months of 2010, up from 45% for the full year 2009.

•

Sales in International markets (Asia Pacific and Latin America) continued to show strength with reported and organic growth of 24% and 18% for the third quarter of 2010, respectively. In the Company’s focus markets of China, India and Brazil, sales collectively grew 32% and 28% on a reported and organic basis for the third quarter of 2010, respectively.

•	SAFC’s booked orders for future delivery at September 30, 2010 remained consistent with the level at June 30, 2010, representing an increase of about 5% over the December 31, 2009 level.

•

The Company announced the launch of engineered cell lines leveraging the Zinc Finger gene editing technology. This marks the Company’s entrance into cell line and cell based assay markets allowing scientists to study human diseases in areas such as colorectal and breast cancer.

2010 OUTLOOK:

•

Organic sales growth is expected to be in the mid-single digit range for 2010. The ongoing implementation of programs to enhance and highlight our product capabilities in analytical, biology and materials science, together with continued emphasis on growth opportunities in fine chemicals, in international markets and in e-commerce are all expected to contribute to the 2010 sales growth at above market rates. Market conditions are expected to continue the modest improvement experienced through the third quarter of 2010. At current exchange rates, currency is not expected to have a significant impact on full year reported sales.

•

Our forecast for diluted adjusted earnings per share for 2010 has been raised to $3.20 to $3.28, reflecting the continued strong sales performance, a more favorable currency rate benefit from prior expectations and the benefits from cost management activities. Diluted earnings per share reported for 2009 was $2.80. The anticipated increase in profit from 2009 is expected to result from higher sales volumes, continuation of supply chain enhancements and other cost management activities and a benefit from favorable exchange rates. The effective tax rate in 2010 is expected to be approximately 30%, before considering any benefit from U.S. R & D tax credits that may be retroactively reinstated in the fourth quarter of the year. This EPS outlook excludes the impact of restructuring charges of $0.07 and an impairment cost of $0.05 in 2010’s first nine months, additional restructuring costs to be recorded during the balance of 2010, and the impact of any acquisitions.

•

Management has also increased its prior expectations for free cash flow for 2010 to in excess of $360 million, with anticipated net cash provided by operating activities exceeding $470 million and capital expenditures of approximately $110 million.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the nine months ended September 30, 2010 was $397 million compared to $362 million for the comparable period of 2009. This increase is largely due to higher net income. Capital expenditures for the first nine months were $65 million in 2010 compared to $88 million in 2009. Inventory levels were 6.3 months at September 30, 2010 compared to 6.5 months at December 31, 2009. Overall free cash flow of $332 million for the first nine months of 2010 was used to repay $100 million in debt and return $134 million to shareholders through share repurchases and a 10% increase in the quarterly dividend rate. The Company’s debt to capital ratio was reduced to 20% at September 30, 2010 from 26% at December 31, 2009.

Share Repurchase: Another 0.3 million shares were acquired in the third quarter of 2010 at an average share price of $57.05. There were 121 million shares outstanding at September 30, 2010. The Company expects to continue to offset the dilutive impact of issuing share based incentive compensation with future repurchases. The Company may repurchase additional shares, but the timing and amount will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including phrases “are expected”, “ expectation”, “is expected”, “believe” “expects”, “are likely”, “anticipated”, and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, free cash flow, share repurchases, acquisitions and other matters. These statements are based on assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. The Company believes these assumptions are reasonable and well founded. The forward looking statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) global economic conditions, (2) changes in pricing and the competitive environment and the global demand for our products, (3) fluctuations in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) dependence on uninterrupted manufacturing operations, (6) changes in the regulatory environment in which the Company operates, (7) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 3-Income Taxes-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended June 30, 2010, (8) exposure to litigation, including product liability claims, (9) the ability to maintain adequate quality standards, (10) reliance on third party package delivery services, (11) failure to achieve planned cost reductions in global supply chain initiatives and restructuring actions, (12) an unanticipated increase in interest rates, (13) failure of planned sales initiatives in our Research and SAFC businesses, (14) other changes in the business environment in which the Company operates, and (15) the outcome of the matters described in Note 14-Contingent Liabilities and Commitments-to the Consolidated Financial Statements in the Company’s Form 10-Q report for the quarter ended June 30, 2010. A further discussion of the Company’s risk factors can be found in Item 1A of Part 1 of the Company’s Form 10-K report for the year ended December 31, 2009. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 40 countries and has 7,700 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 8 and 9 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s local currency performance. Organic sales growth data presented in this release excludes currency impacts. The Company calculates the impact of changes in foreign currency rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates, the result is the defined impact of “changes in foreign currency exchange rates”. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2010 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also uses adjusted net income (reconciled on page 9) and free cash flow (defined on page 7), non-GAAP measures, to judge its performance and ability to pursue opportunities that enhance shareholder value. Due to the uncertain timing of future restructuring charges, we are unable to include these charges in the 2010 diluted EPS forecast. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$563	$534	$1,689	$1,575
Cost of products sold	265	269	794	772

Gross profit	298	265	895	803
Selling, general and administrative expenses	139	127	405	384
Research and development expenses	16	16	49	47
Restructuring costs	4	—	13	—
Impairment cost	7	—	7	—

Operating income	132	122	421	372
Interest, net	1	2	5	8

Income before income taxes	131	120	416	364
Provision for income taxes	38	34	126	110

Net income	$93	$86	$290	$254

Net income per share - Basic	$0.77	$0.71	$2.40	$2.08

Net income per share - Diluted	$0.76	$0.70	$2.36	$2.06

Weighted average number of shares outstanding - Basic	121	122	121	122

Weighted average number of shares outstanding - Diluted	123	124	123	124

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$500	$373
Accounts receivable, net	315	285
Inventories	605	609
Other	125	117

Total current assets	1,545	1,384

Property, plant and equipment, net	712	709
Goodwill, net	399	401
Intangibles, net	124	129
Other	89	91

Total assets	$2,869	$2,714

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$378	$477
Accounts payable	117	112
Other	192	153

Total current liabilities	687	742

Long-term debt	100	100
Pension and post-retirement benefits	96	94
Deferred taxes	27	23
Other	71	69

Total liabilities	981	1,028

Stockholders’ equity:
Common stock	202	202
Capital in excess of par value	175	153
Common stock in treasury	(2,042)	(1,983)
Retained earnings	3,462	3,230
Accumulated other comprehensive income	91	84

Total stockholders’ equity	1,888	1,686

Total liabilities and stockholders’ equity	$2,869	$2,714

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income	$290	$254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69	68
Deferred income taxes	5	—
Stock-based compensation expense	15	13
Restructuring costs, net of payments	6	—
Impairment cost	7	—
Other	(4)	(2)
Changes in operating assets and liabilities:
Accounts receivable	(29)	(18)
Inventories	1	39
Accounts payable	4	(10)
Income taxes	(3)	(12)
Other, net	36	30

Net cash provided by operating activities	397	362

Cash flows from investing activities:
Capital expenditures	(65)	(88)
Purchases of short-term investments	(27)	(15)
Proceeds from sale of short-term investments	25	4
Acquisitions of businesses, net of cash acquired	(5)	(6)
Other, net	(2)	1

Net cash used in investing activities	(74)	(104)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	1	(142)
Repayment of long-term debt	(100)	(7)
Payment of dividends	(58)	(53)
Treasury stock purchases	(76)	(46)
Proceeds from exercise of stock options	24	13
Excess tax benefits from stock-based payments	5	2

Net cash used in financing activities	(204)	(233)

Effect of exchange rate changes on cash	8	15

Net change in cash and cash equivalents	127	40
Cash and cash equivalents at January 1	373	252

Cash and cash equivalents at September 30	$500	$292

Free cash flow(1)	$332	$274

(1)	Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended September 30, 2010
	Reported	Currency Impact	Adjusted (Organic)

Research Essentials	1%	(2%)	3%
Research Specialties	5%	(2%)	7%
Research Biotech	1%	(1%)	2%

Research Chemicals	3%	(2%)	5%
SAFC	12%	(2%)	14%

Total Customer Sales	5%	(2%)	7%

	Nine Months Ended September 30, 2010
	Reported	Currency Impact	Adjusted (Organic)

Research Essentials	2%	1%	1%
Research Specialties	7%	1%	6%
Research Biotech	5%	1%	4%

Research Chemicals	5%	1%	4%
SAFC	12%	1%	11%

Total Customer Sales	7%	1%	6%

Business Unit Sales

(in millions)

	First Quarter 2010	Second Quarter 2010	Third Quarter 2010	Total 2010

Research Essentials	$112	$107	$105	$324
Research Specialties	217	207	207	631
Research Biotech	91	83	84	258

Research Chemicals	420	397	396	1,213
SAFC	152	157	167	476

Total Customer Sales	$572	$554	$563	$1,689

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009	Total 2009

Research Essentials	$107	$106	$104	$108	$425
Research Specialties	197	193	198	208	796
Research Biotech	82	80	83	89	334

Research Chemicals	386	379	385	405	1,555
SAFC	133	143	149	168	593

Total Customer Sales	$519	$522	$534	$573	$2,148

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Reported net income to Adjusted net income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009

Reported net income	$93	$86	$0.76	$0.70
Restructuring costs	3	—	0.02	—
Impairment cost	7	—	0.05	—

Adjusted net income	$103	$86	$0.83	$0.70

Included above:
Currency benefit	$5	$—	$0.04	$—

	Net Income (in millions)		Diluted Earnings Per Share
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Reported net income	$290	$254	$2.36	$2.06
Restructuring costs	9	—	0.07	—
Impairment cost	7	—	0.05	—

Adjusted net income	$306	$254	$2.48	$2.06

Included above:
Currency benefit	$17	$—	$0.14	$—

Income Statement Ratios

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Gross profit	52.9%	49.6%	53.0%	51.0%
S,G&A expenses	24.7%	23.8%	24.0%	24.4%
Operating income	23.4%	22.8%	24.9%	23.6%
Pretax income	23.3%	22.5%	24.6%	23.1%
Net income	16.5%	16.1%	17.2%	16.1%
Effective tax rate	29.0%	28.3%	30.3%	30.2%

Reconciliation of Free cash flow

(in millions)

	Nine Months Ended September 30,
	2010	2009

Net cash provided by operating activities	$397	$362
Less: Capital expenditures	(65)	(88)

Free cash flow	$332	$274